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                                                                     EXHIBIT 5.1


                               September 8, 1999

Valley Media, Inc.
1280 Santa Anita Court
Woodland, CA  95776

        Re:  2,090,400 Shares of Common Stock, Par Value $0.001 Per Share
             ------------------------------------------------------------

Dear Ladies and Gentlemen:

          You have requested our opinion as counsel for Valley Media, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 2,090,400 shares of Common Stock of the Company (the "Offered Shares") under the Company's 1994 Stock Option Plan and Amended and Restated 1997 Stock Option Plan (the "Plans").

          We have examined originals or copies certified or otherwise identified to our satisfaction as authentic copies of the Registration Statement, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, resolutions adopted by the Board of Directors and stockholders of the Company, a certificate of an officer of the Company, and such other corporate records of the Company and other documents of which we are aware as we considered necessary for purposes of enabling us to render the opinion set forth below.

          In connection with this opinion we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures;
(b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, records and certificates we have reviewed.

          As to the matters of fact material to our opinions, we have relied on our review of the documents referred to above and statements made to us by officers of the Company. We have not independently verified any factual matters or any assumptions made by us in this letter and disclaim any inference as to the reasonableness of any such assumption.

          Based upon the foregoing and subject to the exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that upon the issuance and sale of the Offered Shares in accordance with the terms of the respective Plans, the Offered Shares will be legally issues, fully paid and non-assessable.

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          We are members of the bar of the State of California and are not admitted to practice in any other jurisdiction. The opinions set forth above are limited in all respects to matters governed by the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

          The opinion set forth herein is given as of the date hereof and is expressly limited to the matter stated. No opinion is implied or may be inferred beyond what is explicitly stated in this letter.

          Copies of this letter may not be circulated or furnished to any other person or entity, and this letter may not be referred to in any report or document furnished to any other person or entity, without our prior written consent.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,

                                  HOWARD, RICE, NEMEROVSKI, CANADY, FALK &
                                  RABKIN
                                  A Professional Corporation

                                  By:/s/ Daniel J. Winnike
                                     ----------------------------
                                     Daniel J. Winnike

DJW/mef

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